UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 3, 2015

CSG SYSTEMS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-27512	47-0783182
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
9555 Maroon Circle, Englewood, CO		80112
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (303) 200-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 4, 2015, CSG Systems International, Inc. (“CSG”) issued a press release announcing an increase in planned share repurchases of up to $150 million under its Share Repurchase Program over the next three years, and a 7.5 million share Board-approved increase in the number of shares authorized for repurchase under its existing program.

On March 3, 2015, CSG entered into a fixed notional accelerated share repurchase transaction agreement (the “ASR Agreement”) with RBC Capital Markets (“RBC”), to repurchase $50 million of CSG’s common stock. Under the ASR Agreement, CSG will make an initial payment of $50 million to RBC. The exact number of shares CSG will repurchase under the ASR Agreement will be based generally upon the daily volume weighted average price of CSG’s common stock during the repurchase period. At settlement, under certain circumstances, RBC may be required to deliver additional shares of common stock to CSG, or under certain circumstances, CSG may be required to deliver shares of common stock or cash, at CSG’s option, to RBC. Final settlement of the transactions under the ASR Agreement is expected to occur no later than December 2015 (ten months).

A copy of the ASR Agreement will be filed with CSG’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015.

Item 8.01 Other Events.

On March 3, 2015, CSG issued a press release announcing that it has entered into an accelerated share repurchase agreement (ASR) with a financial institution to repurchase $50 million of the Company’s common stock under the Company’s previously announced share repurchase plan.

A copy of such press release is attached to this Form 8-K as Exhibit 99.1 and is incorporated into this section by reference.

Item 9.01	Financial Statements and Exhibits.

(d)Exhibits

Exhibit No.	Description
99.1	Press release of CSG Systems International, Inc. dated March 3, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  March 3, 2015

CSG SYSTEMS INTERNATIONAL, INC.

By:	/s/ Rolland B. Johns
Rolland B. Johns,
Chief Accounting Officer

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